As filed with the Securities and Exchange Commission on August 2, 1999
                                                      Registration No. 333-_____
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             -----------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             -----------------------

                           SELECT COMFORT CORPORATION
             (Exact name of registrant as specified in its charter)

                 MINNESOTA                                 41-1597886
      (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)

    6105 TRENTON LANE NORTH, SUITE 100
              MINNEAPOLIS, MN                                 55442
 (Address of Principal Executive Offices)                  (Zip Code)

                             -----------------------

                           SELECT COMFORT CORPORATION
                            1997 STOCK INCENTIVE PLAN
                            (Full title of the plan)

                             -----------------------

                                 MARK A. KIMBALL
     SENIOR VICE PRESIDENT, CHIEF ADMINISTRATIVE COUNSEL AND GENERAL COUNSEL
                           SELECT COMFORT CORPORATION
                       6105 TRENTON LANE NORTH, SUITE 100
                              MINNEAPOLIS, MN 55442
                                 (612) 551-7000
                      (Name, address and telephone number,
                   including area code, of agent for service)

                            -------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
           IMMEDIATELY UPON THE FILING OF THIS REGISTRATION STATEMENT
                              --------------------
                         CALCULATION OF REGISTRATION FEE

 ===================== ================= ========================= ========================== ================
  TITLE OF SECURITIES    AMOUNT TO BE    PROPOSED MAXIMUM OFFERING PROPOSED MAXIMUM AGGREGATE    AMOUNT OF
   TO BE REGISTERED    REGISTERED (1)(2)     PRICE PER UNIT (3)          OFFERING PRICE (3)   REGISTRATION FEE
 --------------------- ----------------- ------------------------- -------------------------- ----------------
 Common Stock, par         1,000,000               $7.14                   $7,140,000             $1,984.92
 value $0.01 per share     shares (2)
 ===================== ================= ========================= ========================== ================


(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers an indeterminate number of additional shares that may be offered and sold as a result of anti-dilution provisions described in the above-referenced employee benefit plan.

(2) Represents the increase in the total number of shares reserved for issuance under Select Comfort's 1997 Stock Incentive Plan. An aggregate of 1,397,082 shares has been previously registered under a Registration Statement on Form S-8 (Reg. No. 333-70493). This Registration Statement also covers such an indeterminate number of additional shares as may be issued pursuant to the antidilution provisions of the 1997 Stock Incentive Plan.

(3) Estimated   solely  for  the  purpose  of  calculating  the  amount  of  the registration fee. The calculations are based on the average high and low reported sales prices of Select Comfort's common stock on July 26, 1999, on the over-the-counter market, as reported by the Nasdaq National Market.

================================================================================

                    STATEMENT UNDER GENERAL INSTRUCTION E --
                      REGISTRATION OF ADDITIONAL SECURITIES

     Pursuant to General Instruction E of Form S-8, this Registration Statement is filed solely to register an additional 1,000,000 shares of common stock, par value $0.01 per share, of Select Comfort reserved for issuance under Select Comfort's 1997 Stock Incentive Plan. This increase was approved by the unanimous vote of the Board of Directors of Select Comfort on February 24, 1999 and by the shareholders of Select Comfort on June 8, 1999. Pursuant to Instruction E, the contents of Select Comfort's Registration Statement on Form S-8, File No. 333-70493, including without limitation periodic reports that Select Comfort filed, or will file, after such Form S-8 to maintain current information about Select Comfort, are hereby incorporated by reference into this Registration Statement pursuant to General Instruction E of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     In a July press release, the Company released 1999 second quarter earnings of $0.02 per share compared to analyst's consensus estimate of $0.15 per share.

     In July 1999, the Company and certain of its officers and directors were named as defendants in six lawsuits seeking class action filed by Select Comfort shareholders in U.S. District Court in Minnesota. The named plaintiffs, who purport to act on behalf of a class of purchasers of the Company's common stock during the period from January 25, 1999 to June 7, 1999, charge the defendants with violations of the federal securities laws. The suits allege a scheme to defraud or deceive purchasers of the Company's common stock through defendants nondisclosures and misrepresentations of material financial information concerning the Company. The complaints do not specify an amount of damages claimed. The Company believes that the complaints are without merit and intends to vigorously defend the claims.

     In a July press release, the Company disclosed that Daniel J. McAthie has resigned as president and CEO. The Company has begun the search process for a new CEO, and the board of directors has formed a search committee.

ITEM 8.  EXHIBITS.

Exhibit No.     Description
-----------     -----------
    5.1         Opinion and Consent of Oppenheimer Wolff & Donnelly LLP
   23.1         Consent of Oppenheimer Wolff & Donnelly LLP
                  (included in Exhibit 5.1)
   23.2         Consent of KPMG LLP
   24.1         Power of Attorney (see page 2)

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Select Comfort certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on July 29, 1999.

                                 SELECT COMFORT CORPORATION

                                 By:/s/Patrick A. Hopf
                                    Patrick A. Hopf
                                    President and Chief Executive Officer and
                                    Chairman of the Board
                                    (principal executive officer)


                                 By:/s/James C. Raabe
                                    James C. Raabe
                                    Chief Financial Officer
                                    (principal financial and accounting officer)


                                POWER OF ATTORNEY

     Each person whose signature  appears below constitutes and appoints Patrick
A. Hopf and James C. Raabe, and each of them, his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed on July 29, 1999 by the following persons in the capacities indicated.

SIGNATURE                                 TITLE

/s/Patrick A. Hopf                       President and Chief Executive Officer,
Patrick A. Hopf                          Chairman of the Board and Director

                                         Vice Chairman of the Board and Director
H. Robert Hawthorne

/s/Thomas J. Albani                      Director
Thomas J. Albani

/s/Christopher P. Kirchen                Director
Christopher P. Kirchen

/s/David T. Kollat                       Director
David T. Kollat

                                         Director
William J. Lansing

/s/Lawrence P. Murphy                    Director
Lawrence P. Murphy

/s/Ervin R. Shames                       Director
Ervin R. Shames

/s/Jean-Michel Valette                   Director
Jean-Michel Valette

                                INDEX TO EXHIBITS


 NO.                          ITEM                         METHOD OF FILING
-----  ---------------------------------------------- --------------------------
5.1    Opinion of Oppenheimer Wolff & Donnelly LLP... Filed herewith.

23.1   Consent of KPMG LLP........................... Filed herewith.

23.2   Consent of Oppenheimer Wolff & Donnelly LLP... Included in Exhibit 5.1.

24.1   Power of Attorney............................. Included on page 2 of this
                                                      Registration Statement.

                                                                     EXHIBIT 5.1
                  [Oppenheimer Wolff & Donnelly LLP Letterhead]

August 2, 1999


Select Comfort Corporation
6105 Trenton Lane North, Suite 100
Minneapolis, Minnesota  55442

RE:  SELECT COMFORT CORPORATION
     REGISTRATION STATEMENT ON FORM S-8

Ladies/Gentlemen:

We have acted as counsel to Select Comfort Corporation, a Minnesota corporation (the "Company"), in connection with the registration by the Company of an additional 1,000,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), of the Company issuable under the Company's 1997 Stock Incentive Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 2, 1999 (the "Registration Statement").

In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuiness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

1. The Company has the corporate authority to issue the Shares in the manner and under the terms set forth in the Registration Statement.

2. The Shares have been duly authorized and, when issued, delivered and paid for in accordance with the Plan as set forth in the Registration Statement, will be validly issued, fully paid and nonassessable.

We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.


Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/Oppenheimer Wolff & Donnelly LLP

                                                                    EXHIBIT 23.2




                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the use of our reports incorporated herein by reference in this Registration Statement on Form S-8.


                                              KPMG LLP

                                              /s/KPMG LLP

Minneapolis, Minnesota
August 2, 1999